Getty Images Reports Third Quarter 2025 Results
•Q3 Annual Subscription Revenue Up 11.2% (Currency Neutral 9.3%), Representing 58.4% of Total Revenue
•Strong Q3 Profitability: 9.0% Net Income margin and 32.8% Adjusted EBITDA margin
•Updates 2025 Revenue and Adjusted EBITDA Guidance
•Finalizes Strategic Partnerships to Integrate Getty Images Content into Emerging AI Platforms

New York, NY, November 10, 2025 – Getty Images Holdings, Inc. (“Getty Images” or the “Company”) (NYSE: GETY), a preeminent global visual content creator and marketplace, today reported financial results for the third quarter ended September 30, 2025.

“Third quarter results were in line with our expectations, with top-line growth flattening due to challenging year-over-year comparisons against last year’s robust event calendar,” said Craig Peters, Chief Executive Officer. “We were pleased to finalize new strategic partnerships that integrate our high-quality, authentic content into emerging AI large language models and search platform experiences. These initiatives unlock incremental revenue streams that are closely aligned with our traditional content business. We remain confident in our value proposition and are focused on disciplined execution against our 2025 outlook.”

“Our Q3 performance reflects the resilience and adaptability of our business. We navigated the challenging year-on-year compares with strong subscription revenue growth and a return to an adjusted EBITDA margin north of 32%,” said Jenn Leyden, Chief Financial Officer. “As we look to the balance of the year, we are confident in our ability to execute on our updated guidance for both Revenue and Adjusted EBITDA.”

Third Quarter 2025 Financial Summary:
•Revenue was $240.0 million, a decrease of 0.2% year over year and 2.0% on a currency neutral basis.
•Creative revenue of $144.9 million, up 8.4% year over year and 6.4% on a currency neutral basis.
•Editorial revenue of $89.3 million, down 3.7% year over year and 5.6% on a currency neutral basis.
•Other revenue of $5.8 million, down 58.5% year over year and 58.8% on a currency neutral basis. The decrease reflects timing of revenue recognition in the prior year for a 5-year creative content deal with data licensing rights which was largely recognized upfront.
•Annual Subscription Revenue as a percentage of total revenue grew to 58.4% up from 52.4% in Q3’24.
•Net Income of $21.6 million, compared to a Net Loss of $2.5 million in Q3’24. Included in the Q3’25 results are:
•$30.1 million decrease in foreign exchange loss primarily due to revaluation of the Euro Term Loan,
•$8.8 million increase in tax benefit primarily due to changes in foreign withholding taxes, nondeductible interest, changes in valuation allowance, and benefits related to OBBBA, and
•$12.3 million decrease in income from operations primarily due to approximately $9.9 million of merger related expenses.
•Net Income Margin for Q3’25 was 9.0% compared to Net Loss Margin of 1.1% in Q3’24.
•On a non-GAAP basis, adjusted Net Income* was $33.5 million, as compared to $24.0 million adjusted Net Income* in the prior year.
•Adjusted EBITDA* of $78.7 million, down 2.4% year over year and 4.4% on a currency neutral basis. Adjusted EBITDA Margin* remained strong at 32.8% for Q3’25 compared to 33.5% in the prior year period.
•Adjusted EBITDA less capex* was $64.0 million, down 6.1% year over year and down 8.1% on a currency neutral basis.

Liquidity and Balance Sheet:

•Net cash provided by operating activities of $22.6 million in Q3’25, compared to $10.7 million in the prior year period. The increase in cash provided by operating activities was primarily driven by timing of working capital payments, including lower cash interest and cash taxes paid.
•Free cash flow* of $7.9 million in Q3’25, compared to negative $1.8 million in the prior year period.
•Ending cash balance on September 30, 2025 was $109.5 million, down $11.6 million from the ending balance on December 31, 2024 and down $0.3 million from September 30, 2024. The Company has $150.0 million available through its Revolver, which remains undrawn, for total available liquidity of $259.5 million.
•Total debt was $1.38 billion as of September 30, 2025, which included $539.9 million in Senior Secured Notes, Term Loan balance of $543.6 million, consisting of $40.1 million in USD and $503.5 million in USD equivalent of Euros, converted using exchange rates as of September 30, 2025, and $300.0 million in senior unsecured notes.
•In October, the company completed a bond exchange for its $300.0 million of senior unsecured notes, replacing $294.7 million of 9.75% notes due in March 2027 with new 14.0% notes due in March 2028. In addition, the company issued $628.4 million of new 10.5% senior secured notes due 2030 to fund the estimated merger cash consideration, refinance existing Shutterstock debt, and cover anticipated merger related fees and expenses. The proceeds from the merger financing will remain in escrow, subject to the closing of the merger.

* Non-GAAP Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex, and Free Cash Flow are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section below.

Key Performance Indicators (KPIs)
Our KPIs outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and our ability to deliver shareholder return, track to financial targets and prioritize customer satisfaction. KPI comparisons for the last twelve months ended September 30, 2024 below reflect some impact from the Hollywood strikes.

	Last Twelve Months Ended September 30,
	2025	2024	Increase / (Decrease)
LTM total purchasing customers (thousands)[1]	703	719	(2.3)%
LTM total active annual subscribers (thousands)[2]	304	298	1.7%
LTM paid download volume (millions)[3]	93	94	(1.3)%
LTM annual subscriber revenue retention rate[4]	90.3%	92.2%	-190 bps
Image collection (millions)[5]	600	563	6.7%
Video collection (millions) [5]	35	31	13.2%
LTM video attachment rate[6]	16.4%	16.4%	0 bps
Annual subscription - includes products and subscriptions for 12 months or longer, Unsplash API, and Custom Content.

1 The count of total customers who made a purchase within the reporting period based on billed revenue.
2 The count of customers who were on an annual subscription product during the reporting period.
3 A count of the number of paid downloads by our customers in the reporting period. Excludes downloads from Editorial Subscriptions, Editorial feeds and certain API structured deals, including bulk unlimited deals. Excludes downloads related to an agreement signed with Amazon, as the magnitude of the potential download volume over the deal term could result in significant fluctuations in this metric without corresponding impact to revenue in the same period.
4 This calculates retention of total revenue for customers on an annual subscription product, comparing the customer’s total billed revenue (inclusive of both annual subscription and non-annual subscription products) in the LTM period to the prior LTM period.
5 A count of the total images and videos in our content library as of the reporting date.
6 A measure of the percentage of total paid customer downloaders who are video downloaders.

Financial Outlook for Full Year 2025
The following tables summarize Getty Images’ updated fiscal year 2025 guidance:

	Updated 2025 Guidance	Prior 2025 Guidance
Revenue	$942 million to $951 million	$931 million to $968 million
Revenue YoY	0.3% to 1.2%	-0.9% to 3.1%
Revenue YoY, Currency Neutral	-0.5% to 0.5%	-1.0% to 3.0%
Adjusted EBITDA	$291 million to $293 million	$277 million to $297 million
Adjusted EBITDA YoY	-3.0% to -2.3%	-7.6% to -1.2%
Adjusted EBITDA YoY, Currency Neutral	-4.1% to -3.3%	-7.9% to -1.4%

The guidance has been prepared based on the following foreign currency exchange rates: the Euro at 1.12 and GBP at 1.32, compared to the Euro at 1.10 and GBP at 1.30 previously. In addition, the Adjusted EBITDA guidance continues to include approximately $8.0 million of one-off increases in SG&A, with approximately $2.5 million expected in the fourth quarter, as the Company accelerates its SOX compliance efforts in 2025. This acceleration is to prepare for what the Company anticipates being a necessary shift in resources and focus on merger and integration related activities upon the expected close of the transaction with Shutterstock.

Previously Announced Merger Agreement with Shutterstock
On January 7, 2025, Getty Images announced that it entered into a merger agreement with Shutterstock to combine in a merger of equals transaction, creating a premier visual content company.

On April 2, 2025, Getty Images announced that the Company and Shutterstock, Inc had each received a Request for Additional Information and Documentary Material (Second Request) from the U.S. Department of Justice in connection with the proposed merger. Following submission of a briefing paper, on April 22, 2025, the United Kingdom Competition and Markets Authority ("CMA") invited Getty Images to submit a Merger Notice and their review process is ongoing. On October 20, 2025, Getty Images received notice from the CMA of their intent to refer the proposed merger of Getty Images and Shutterstock Inc. to a Phase 2 review process unless acceptable undertakings to address their competition concerns are offered. On November 3, the CMA announced that despite the offer of a comprehensive package of remedies by Getty Images and Shutterstock, it has referred the merger to a Phase 2 review process.

Getty Images and Shutterstock intend to continue working cooperatively with the DOJ and the UK Competition Markets Authority to obtain regulatory clearance for the proposed merger as expeditiously as possible. The proposed transaction was approved by Shutterstock stockholders on June 10, 2025 and remains subject to other customary closing conditions.

Both parties now expect the transaction to close in 2026.

For additional information associated with the transaction, please see the Company filings from time to time with the Securities and Exchange Commission.

Ongoing Litigation with Stability A.I.
On November 4, 2025, the High Court of England & Wales issued its ruling in the company’s trademark and copyright infringement suit against Stability AI Limited. The court ruled in favor of Getty images on the trademark infringement claim, confirming that inclusion of the company’s trademarks in AI-generated outputs infringed those trademarks and confirming that responsibility for infringing outputs rest with Stability AI, the model provider, who has control over the images used to train the model, not with the User.

While Getty Images was unsuccessful on the secondary infringement claim, the ruling delivered a key finding; that, wherever the training and development did take place, Getty Images' copyright-protected works were used to train Stable Diffusion. The ruling also established a powerful precedent that intangible articles, such as AI models, are subject to copyright infringement claims in the same way as tangible articles. The company will be taking forward findings of fact from the UK ruling in its US case, which the company refiled in the Northern District of California following the delay in action by the court in Delaware.

Webcast & Conference Call Information
The Company will host a conference call and live webcast with the investment community at 4:30 p.m. Eastern Time today, Monday, November 10, 2025, to discuss its third quarter 2025 results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.gettyimages.com/. To access the call through a conference line, dial 1-800-245-3047 (in the U.S.) or 1-203-518-9765 (international callers). The conference ID for the call is GETTYQ3. A replay of the conference call will be posted shortly after the call and will be available for fourteen days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 11160299.

About Getty Images
Getty Images (NYSE: GETY) is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with almost 600,000 content creators and more than 360 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end‑to‑end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

For Company news and announcements, visit our Newsroom.

Forward-Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and other performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including: our inability to continue to license third-party content and offer relevant quality and diversity of content to satisfy customer needs; our ability to attract new customers and retain and motivate an increase in spending by our existing customers; our ability to grow our subscriptions business; the user experience of our customers on our websites; the extent to which we are able to maintain and expand the breadth and quality of our content library through content licensed from third-party suppliers, content acquisitions and imagery captured by our staff of in-house photographers; the mix of and basis upon which we license our content, including the price-points at, and the license models and purchase options through, which we license our content; the risk that we operate in a highly competitive market; the risk that we are unable to successfully execute our business strategy or effectively manage costs; our inability to effectively manage our growth; our inability to maintain an effective system of internal controls and financial reporting; the risk that we may lose the right to use “Getty Images” trademarks; our inability to evaluate our future prospects and challenges due to evolving markets and customers’ industries; the legal, social and ethical issues relating to the use of new and evolving technologies, such as Artificial Intelligence and machine learning (collectively, “AI”), including statements regarding AI and innovation momentum; the increased use of AI applications such as generative AI technologies that may result in harm to our brand, reputation, business, or intellectual property; the risk that our operations in and continued expansion into international markets bring additional business, political, regulatory, operational, financial and economic risks; our inability to adequately adapt our technology systems to ingest and deliver sufficient new content; the risk of technological interruptions or cybersecurity breaches, incidents, and vulnerabilities; the risk that any prolonged strike by, or lockout of, one or more of the unions that provide personnel essential to the production of films or television programs, such as the 2023 strike by the writers’ union and the actors’ unions and including its lingering effects, could impact our entertainment business; the inability to expand our operations into new products, services and technologies and to increase customer and supplier awareness of our new and emerging products and services, including with respect to our AI initiatives; the loss of and inability to attract and retain key personnel that could negatively impact our business growth; the inability to protect the proprietary information of customers and networks against security breaches and protect and enforce intellectual property rights; our reliance on third parties; the risks related to our use of independent contractors; the risk that an increase in government regulation of the industries and markets in which we operate could negatively impact our business; the impact of worldwide and regional political, military or economic conditions, including declines in foreign currencies in relation to the value of the U.S. dollar, hyperinflation, higher interest rates, trade wars and restrictions, tariffs, devaluation, the impact of bank failures on the marketplace and the ability to access credit and significant political or civil disturbances in international markets where we conduct business; the risk that claims, judgements, lawsuits and other proceedings that have been, or may be, instituted against us or our predecessors, including pending lawsuits brought against us by former warrant holders, could adversely affect our business; the inability to maintain the listing of our Class A common stock on the New York Stock Exchange; volatility in our stock price and in the liquidity of the trading market for our Class A common stock; the impact of any widespread outbreak of an illness, pandemic or other local or global health issue, natural disasters, or climate change; changes in applicable laws or regulations; the risks associated with evolving corporate governance and public disclosure requirements; the risk of greater than anticipated tax liabilities; the risks associated with the storage and use of personally identifiable information; earnings-related risks such as those associated with late payments, goodwill or other intangible assets; our ability to obtain additional capital on commercially reasonable terms; the risks associated with being an “emerging growth company” and “smaller reporting company” within the meaning of the U.S. securities laws; risks associated with our reliance on information technology in critical areas of our operations; our potential inability to pay dividends for the foreseeable future; the risks associated with additional issuances of Class A common stock without stockholder approval; risks related to our proposed merger with Shutterstock, Inc.; costs related to operating as a public company; and other risks and uncertainties identified in “Item 1A Risk Factors” of our most recently filed Annual Report on Form 10-K (the “2024 Form 10-K”). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and in our other filings with the SEC. The risks described under the heading “Item 1A Risk Factors” in our 2024 Form 10-K and other filings with the SEC are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, the statements of belief and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$240,044	$240,545	$699,003	$691,963

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$64,294	$64,092	$190,132	$187,445
Selling, general and administrative expenses	101,044	100,130	304,378	302,306
Depreciation	15,970	14,879	46,452	43,928
Amortization	588	590	1,727	1,716
Loss on litigation	2,614	3,199	8,964	8,013
Other operating expenses – net	10,420	219	39,334	3,627
Total operating expenses	194,930	183,109	590,987	547,035
Income from operations	45,114	57,436	108,016	144,928

Other (expense) income, net:
Interest expense	(35,746)	(34,004)	(104,977)	(100,618)
(Loss) on fair value adjustment for swaps – net	—	—	—	(1,459)
Foreign exchange gain (loss) – net	1,492	(28,657)	(78,357)	(9,796)
Loss on extinguishment of debt	—	—	(5,474)	—
Other non-operating income (expense) – net	701	1,452	(3,328)	4,147
Total other expense – net	(33,553)	(61,209)	(192,136)	(107,726)
Income (loss) before income taxes	11,561	(3,773)	(84,120)	37,202
Income tax (expense) benefit	10,057	1,246	(31,193)	(22,453)

Net income (loss)	21,618	(2,527)	(115,313)	14,749
Less:
Net loss attributable to non-controlling interest	(748)	(332)	(38)	(358)
Net income (loss) attributable to Getty Images Holdings, Inc.	$22,366	$(2,195)	$(115,275)	$15,107

Net (loss) income per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$0.05	$(0.01)	$(0.28)	$0.04
Diluted	$0.05	$(0.01)	$(0.28)	$0.04

Weighted-average Class A common shares outstanding:
Basic	414,932,808	410,473,104	413,751,518	408,373,567
Diluted	415,204,506	410,473,104	413,751,518	413,276,301

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$109,533	$121,173
Restricted cash	4,106	4,131
Accounts receivable – net of allowance of $5,353 and $6,164, respectively	165,981	151,130
Prepaid expenses	17,065	16,327
Insurance recovery receivable	37,196	45,000
Taxes receivable	10,671	9,577
Other current assets	10,669	11,477
Total current assets	355,221	358,815
Property and equipment, net	185,279	177,292
Operating lease right-of-use assets	26,641	32,453
Goodwill	1,515,470	1,510,477
Intangible assets, net of accumulated amortization	415,027	389,906
Deferred income taxes, net	65,699	63,965
Other assets	31,482	30,800
Total assets	$2,594,819	$2,563,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,054	$99,320
Accrued expenses	74,595	59,938
Short-term debt, net	21,060	—
Income taxes payable	9,701	10,913
Litigation reserves	115,506	110,994
Deferred revenue	176,795	172,090
Total current liabilities	502,711	453,255
Long-term debt, net	1,336,030	1,314,424
Lease liabilities	24,405	29,034
Deferred income taxes, net	25,172	24,357
Uncertain tax positions	21,581	22,329
Other long-term liabilities	2,233	1,969
Total liabilities	1,912,132	1,845,368
Commitments & contingencies (Note 12)

Stockholders’ equity:
Class A common stock, $0.0001 par value: 2.0 billion shares authorized; 415.4 million shares issued and outstanding as of September 30, 2025 and 412.3 million shares issued and outstanding as of December 31, 2024	41	41
Additional paid-in capital	2,032,426	2,017,407
Accumulated deficit	(1,338,757)	(1,223,482)
Accumulated other comprehensive loss	(59,129)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	634,581	670,196
Non-controlling interest	48,106	48,144
Total stockholders’ equity	682,687	718,340
Total liabilities and stockholders’ equity	$2,594,819	$2,563,708

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(115,313)	$14,749
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	48,179	45,644
Foreign currency loss on foreign denominated debt	56,861	4,031
Equity-based compensation	12,315	17,454
Debt extinguishment	5,474	—
Deferred income taxes – net	7,164	481
Uncertain tax positions	(748)	(2,566)
Non-cash fair value adjustment for swaps	—	1,459
Amortization of debt issuance costs	5,821	1,904
Non-cash operating lease costs	8,573	8,987
Other	6,337	2,342
Changes in assets and liabilities:
Accounts receivable	(10,298)	760
Accounts payable	6,692	(6,136)
Accrued expenses	(3,179)	6,734
Insurance recovery receivable	7,804	2,646
Litigation reserves	4,512	4,022
Lease liabilities, non-current	(10,053)	(8,972)
Income taxes receivable/payable	(1,017)	(3,860)
Interest payable	17,765	(7,330)
Deferred revenue	130	(5,157)
Other	(2,469)	1,432
Net cash provided by operating activities	44,550	78,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(46,552)	(42,323)
Acquisition of a business, net of cash acquired	—	(15,038)
Net cash used in investing activities	(46,552)	(57,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,040,872	—
Debt refinancing costs	(39,560)	(2,205)
Prepayment and repayments of debt	(1,030,683)	(55,200)
Proceeds from common stock issuance	1,303	6,194
Cash paid for settlement of employee taxes related to equity-based awards	—	(2,655)
Net cash used in financing activities	(28,068)	(53,866)

Effects of exchange rates fluctuations	18,405	6,141
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(11,665)	(26,462)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	125,304	140,850
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$113,639	$114,388

Non-GAAP Financial Measures

In order to assist investors in understanding the core operating results that our management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Adjusted EBITDA, (2) Adjusted EBITDA Margin, (3) Adjusted EBITDA less capex (4) Adjusted EBITDA less capex Margin, (5) Adjusted Net Income and Adjusted Earnings Per Share and (6) Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results. We also evaluate our revenue and other metrics on an as reported (U.S. GAAP) and currency neutral basis. We believe presenting currency neutral information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are provided below.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capex and Adjusted EBITDA less capex Margin

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net (loss) income	$21,618	$(2,527)	$(115,313)	$14,749
Add/(less) non-GAAP adjustments:
Depreciation and amortization	16,558	15,469	48,179	45,644
Other operating expense – net	10,420	219	39,334	3,627
Loss on litigation	2,614	3,199	8,964	8,013
Interest expense	35,746	34,004	104,977	100,618
Fair value adjustments, foreign exchange and other non-operating (income) expense [1]	(2,193)	27,205	81,685	7,108
Loss on extinguishment of debt	—	—	5,474	—
Income tax (benefit) expense	(10,057)	(1,246)	31,193	22,453
Equity-based compensation expense, net of capitalization	4,004	4,306	12,315	17,454
Adjusted EBITDA	78,710	80,629	216,808	219,666
Capex	14,735	12,482	46,552	42,313
Adjusted EBITDA less capex	63,975	68,147	170,256	177,352
Net (loss) income margin	9.0%	(1.1)%	(16.5)%	2.1%
Adjusted EBITDA margin	32.8%	33.5%	31.0%	31.7%
Adjusted EBITDA less capex margin	26.7%	28.3%	24.4%	25.6%
(1) Fair value adjustments for our swaps and foreign currency exchange contracts, foreign exchange gains (losses) and other insignificant non-operating related expenses (income).
Reconciliation of Adjusted Net Income and Adjusted Earnings Per Share
Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures that we use to provide a more meaningful comparison of our core operating results from period to period. These measures exclude the impact of certain items that we believe are not indicative of our core operating performance. These adjustments include, but are not limited to, foreign exchange gains (losses), net and other non-recurring items. The following table reconciles Net Income (Loss) and Earnings (Loss) Per Share, the most directly comparable GAAP measures, to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share for the periods presented:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net (loss) income	21,618	(2,527)	(115,313)	14,749
Add/(less) non-GAAP adjustments:
Equity-based compensation expense	4,004	4,306	12,315	17,454
Tax effect of equity-based compensation expense[1]	(1,023)	(1,100)	(3,140)	(4,455)
Loss on litigation	2,614	3,199	8,964	8,013
Tax effect of loss on litigation, net of recovery[1]	(680)	(832)	(2,332)	(2,085)
Foreign exchange	(1,492)	28,657	78,357	9,796
Tax effect on foreign exchange (loss) gain – net[1]	5	(7,681)	(22,444)	(2,546)
Acquisition related costs	9,932	—	38,228	1,100
Tax effect of acquisition related costs[1]	(1,504)	—	(9,886)	(286)
Loss on debt extinguishment and expensed financing costs	—	—	11,508	—
Tax effect of loss on debt extinguishment and expensed financing costs[1]		—	(2,993)	—
Adjusted net income (loss)	$33,475	$24,022	$(6,736)	$41,739

Earnings per share:			—	—
Diluted earnings per share	$0.05	$(0.01)	$(0.28)	$0.04
Adjusted diluted earnings per share	$0.08	$0.06	$(0.02)	$0.10

Weighted average diluted shares	415,204,506	410,473,104	413,751,518	413,276,301
(1) Statutory tax rates used to calculate the tax effect of the adjustments.

Reconciliation of Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	22,620	$10,653	$44,550	$78,624
Acquisition of property and equipment	$(14,735)	$(12,490)	$(46,552)	$(42,323)
Free Cash Flow	$7,885	$(1,837)	$(2,002)	$36,301

OTHER FINANCIAL DATA
Revenue by Product

(In thousands, except percentages)	Three Months Ended September 30,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	144,892	60.4%	133,713	55.6%	11,180	8.4%	6.4%
Editorial	89,315	37.2%	92,781	38.6%	(3,466)	(3.7)%	(5.6)%
Other	5,837	2.4%	14,051	5.8%	(8,214)	(58.5)%	(58.8)%
Total revenue	$240,044	100.0%	$240,545	100.0%	$(501)	(0.2)%	(2.0)%
Certain prior year amounts have been reclassified to conform to the current year presentation.

(In thousands, except percentages)	Nine Months Ended September 30,				increase / (decrease)
	2025	% of revenue	2024	% of revenue	$ change	% change	CN % change
Creative	407,891	58.4%	410,451	59.3%	(2,561)	(0.6)%	(0.9)%
Editorial	260,274	37.2%	255,830	37.0%	4,444	1.7%	1.2%
Other	30,838	4.4%	25,682	3.7%	5,156	20.1%	19.8%
Total revenue	$699,003	100.0%	$691,963	100.0%	$7,040	1.0%	0.7%
Certain prior year amounts have been reclassified to conform to the current year presentation.

Balance Sheet & Liquidity

($ millions)	September 30, 2025	December 31, 2024	September 30, 2024
Cash & Cash Equivalents[1]	$109.5	$121.2	$109.9
Available under Revolving Credit Facility[2]	$150.0	$150.0	$150.0
Total Liquidity	$259.5	$271.2	$259.9

Old Term Loans Outstanding - USD Tranche	$—	$579.2	$581.8
Old Term Loans Outstanding - EUR Tranche[3]	$—	$435.2	$467.6
New Term Loans Outstanding - USD Tranche	$40.1	$—	$—
New Term Loans Outstanding - EUR Tranche[3]	$503.5	$—	$—
Total Balance - Term Loans Outstanding[4]	$543.6	$1,014.4	$1,049.4

Short-term debt, net[4]	$21.1	$—	$—
Senior Unsecured Notes	$300.0	$300.0	$300.0
Senior Secured Notes	$539.9	$—	$—

1 Excludes restricted cash of $4.1 million as of September 30, 2025, $4.1 million as of December 31, 2024 and $4.5 million as of September 30, 2024.
2 Our Revolving Credit Facility was effective May, 2023 and matures May, 2028.
3 Face Value of Debt is €429.0 million as of September 30, 2025 converted using FX spot rate of 1.17 on and face value of debt of 419M EUR as of both December 31, 2024 and September 30, 2024 converted using the FX spot rate as of 1.04 and 1.12, respectively, as of those dates.
4 Represents face value of debt, not GAAP carrying value.

Investor Contact:
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Steven Kanner
Investorrelations@gettyimages.com

Media Contact:
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Julia Holmes
Julia.Holmes@gettyimages.com